Exhibit 10.6

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of 20 January, 2016 by and between Pamela Esposito (the “Executive”) and Replimune, Inc., a Delaware Corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.                                      Term.

The Executive’s employment hereunder shall be effective as of November 1, 2015 (the “Effective Date”) and shall continue until the second anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2.                                      Position and Duties.

2.1                               Position.

During the Employment Term, the Executive shall serve as the Chief Business Officer of the Company, reporting to the Executive Chairman of the Company (the “Board”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall, if requested, also serve as Chief Business Officer of any affiliate of the Company for no additional compensation.

2.2                               Duties.

During the Employment Term, the Executive shall devote sixty percent (80%) of her business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would be inconsistent or conflict with such time commitment without the prior written consent of the Board.

3.                                      Place of Performance.

The principal place of Executive’s employment shall be the Company’s executive office (as and when established) in the Boston area; provided that, the Executive may work remotely and may be required to travel both domestically and internationally on Company business during the Employment Term.

4.                                      Compensation.

4.1                               Base Salary.

The Company shall pay the Executive an annualized base salary of $220,000.00 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than semi-monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2                               Annual Bonus.

For each fiscal year of the Employment Term, the Executive shall be eligible to receive a discretionary annual bonus (of up to 30% of the Executive’s Base Salary) (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board. Because one of the objectives of the Annual Bonus is employee retention, in order to remain eligible and receive an Annual Bonus, the Executive must be an active employee in good standing at the time such bonus payments are made. The Executive is considered to be an “active employee in good standing” if (i) her employment has not been terminated for any reason, (ii) she is not in breach of any of her obligations to the Company and she is not in breach of any of the Company’s material written guidelines, procedures or policies, (iii) she is not on probation of any kind from the Company, (iv) she has not resigned or provided the Company with notice of her intention to terminate her employment, and (v) the Company has not provided the Executive with notice of its intention to terminate her employment.

4.3                               Equity Awards.

During the Employment Term, the Executive shall be eligible to participate in any share option plan established by the Company or Replimune Limited (the “Share Option Plan”), subject to the terms of the Share Option Plan, as determined by the Board or the Compensation Committee, in its discretion. Any grant of an option or other equity instrument under the Share Option Plan will be issued under and be governed by the terms and provisions of the Share Option Plan and/or any applicable option award agreement.

4.4                               Employee Benefits.

During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5                               Paid Time-off.

During the Employment Term, the Executive shall be entitled to 20 paid time off (“PTO”) days per calendar year (prorated for partial years) in accordance with the Company’s PTO policies, as in effect from time to time. The Executive may use PTO for vacation, personal time, or sick time (in accordance with applicable law). Any entitlement to PTO unused at the end of any calendar year shall lapse without entitlement to payment in lieu.

4.6                               Business Expenses.

The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. The Company will be responsible for reasonable expenses the Executive incurs by operating a home office including cell phone service. Similarly, the Company will be responsible for Executive to lodge near offices, wherever offices may be.

5.                                      Termination of Employment.

The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least six (6) months’ advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits further described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. Should the Company elect to forego the aforementioned notice provision, it shall remit to the Executive payment in lieu of notice equal to the salary she would have received during the notice period.

5.1                               Termination of Employment for Cause or Without Good Reason.

(a)                                 The Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated upon either party’s failure to renew the Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)                                     any accrued but unpaid Base Salary and accrued but unused PTO which shall be paid on the Termination Date (as defined below);

(ii)                                  any unearned Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such unearned Annual Bonus shall be forfeited;

(iii)                               reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)                              such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein,

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)                                 For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct, including, without limitation, embezzlement or misappropriation of funds or property of the Company or any of its subsidiaries or affiliates, other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of, the indictment or charging of the Executive of, or the plea by the Executive of nolo contendere to, a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if she were retained in her position; (iii) continued non-performance by the Executive of her duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than ten (10) days following written notice from the Board of such non-performance; (iv) a breach by the Executive of any of the provisions contained in Section 6, Section 7, Section 8 and Section 9 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure of the Executive to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)                                  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following, in each case during the Employment Term: (i) a material diminution in the Executive’s Base Salary of at least ten (10) percent, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material change of more than fifty (50) miles in the geographic location at which the Executive provides services to the Company; (iii) the material breach of this Agreement by the Company; or (iv) a material adverse change in the Executive’s title, authority, duties, or reporting structure (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law). “Good Reason Process” shall mean that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Board in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (3) the Executive cooperates in good faith with the Board’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates her employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.2                               Termination of employment Without Cause or for Good Reason.

The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and her execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date, the Executive shall be entitled to receive the following:

(a)         a payment equal to fifty per cent (50%) of the sum of the Executive’s Base Salary for the year in which the Termination Date occurs, which shall be paid in equal periodic installments over a period of six (6) months following the Termination Date in accordance with the Company’s customary payroll practices, but no less frequently than semi-monthly;

(b)         if the Executive was participating in the Company’s group health plan immediately prior to the Termination Date and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for the earlier of six (6) months following the Termination Date or (B) until the Executive becomes eligible for coverage under another employer’s group coverage, and the Executive agrees to notify the Company promptly and in writing should that eligibility occur.

5.3                               Death or Disability.

(a)         The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)         If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts;

(ii) a lump sum payment equal to the pro-rated bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs; and

(iii) a payment equal to fifty per cent (50%) of the sum of the Executive’s Base Salary for the year in which the Termination Date occurs, which shall be paid in equal periodic installments over a period of six (6) months following the Termination Date in accordance with the Company’s customary payroll practices, but no less frequently than semi-monthly.

(c)          For purposes of this Agreement, Disability shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

5.4                               Change in Control Termination.

(a)         Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twenty four (24) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and her execution of a Release which becomes effective within sixty (60) days following the Termination Date, the Executive shall be entitled to receive a lump sum payment equal to the sum of the Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs) plus 100% of Annual Bonus, which shall be paid within thirty (30) days following the Release becoming irrevocable. For the avoidance of doubt, any amount payable under this clause 5.4 shall be in lieu of, not in addition to, any amount payable under clause 5.2(a).

(b)         For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5                               Notice of Termination.

Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. The Notice of Termination shall specify:

(a)         The termination provision of this Agreement relied upon;

(b)         To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)          The applicable Termination Date.

5.6                               Termination Date.

The Executive’s Termination Date shall be:

(a)         If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)         If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)          If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)         If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than seven (7) days following the date on which the Notice of Termination is delivered;

(e)          If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than seven (7) days following the date on which the Notice of Termination is delivered; and

(f)           If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7                               Resignation of All Other Positions.

Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.8                               Section 280G.

If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

5.9                               Section 409A.

(a)         Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)         All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)         The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations promulgated thereunder and the Company shall interpret this Agreement and any associated documents shall be interpreted in any reasonable manner that establishes an exemption from (or compliance with) the requirements of Section 409A of the Code. The parties also intend that this Agreement will be administered in accordance with Section 409A of the Code. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)          The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.                                      Confidential Information.

The Executive understands and acknowledges that during the Employment Term, she will have access to and learn about Confidential Information, as defined below.

6.1                               Confidential Information Defined.

(a)         Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)         Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of oncolytic immunotherapy development. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)   Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent), Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board.

The Executive understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after she begins employment by the Company) and shall continue during and after her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7.             Restrictive Covenants.

7.1          Noncompetition & Nonsolicitation.

The Executive hereby undertakes and covenants with the Company that she shall not, during the Restricted Period:

(a)           within the Restricted Area carry on or be concerned, engaged or interested directly or indirectly in any capacity whatsoever in any trade or business competing with the Business in which she shall have been engaged or involved at any time during the Lookback Period;

(b)           either on her own behalf or in any other capacity whatsoever directly or indirectly do or say anything which may lead to any person ceasing to do business with the Company on substantially the same terms as previously (or at all);

(c)           either on her own behalf or in any other capacity whatsoever directly or indirectly endeavor to entice away from the Company or solicit any person, firm or company who was a client, customer, supplier, agent or distributor of the Company during the Lookback Period with whom she shall have been engaged or involved by virtue of her duties during the Lookback Period;

(d)           either on her own behalf or in any other capacity whatsoever directly or indirectly have any dealings with any person, firm or company who was a client, customer, supplier, agent or distributor of the Company during the Lookback Period with whom she shall have been engaged or involved by virtue of her duties during the Lookback Period where such dealing may lead to any person ceasing to do business with the Company on substantially the same terms as previously (or at all); or

(e)           either on her own behalf or in any other capacity whatsoever directly or indirectly employ, engage or induce, or seek to induce, to leave the service of the Company any person who is or was a Key Employee with whom she shall have had dealings during the Lookback Period whether or not such person would commit any breach of her contract of employment by reason of so leaving the service of the Company or otherwise; or

(f)            at any time after the Termination Date represent himself as being in any way currently connected with or interested in the Business (other than as a shareholder, director, employee or consultant if that be the case).

7.2          Severability.

Each of the restrictions contained in each sub-paragraph of clause 7.1 is separate and distinct and is to be construed separately from the other such restrictions. The Executive hereby acknowledges that she considers such restrictions to be reasonable both individually and in the aggregate and that the duration extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the Business. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, the Executive hereby agrees that such restriction shall apply with such modification as may be necessary to make it valid.

7.3          Injunction.

The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. The Executive agrees that if the Executive breaches, or proposes to breach, any portion of this

Section 7, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief, as deemed appropriate by a relevant court of tribunal, to restrain any such breach without showing or proving any actual damage to the Company and without the requirement to post a bond or similar undertaking. The obligations under this Section 7 shall survive the termination or expiration of this Agreement and any termination of the Executive’s employment.

7.4          Third-Party Agreements & Rights.

The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

7.5          Definitions.

For purposes of this Agreement, the following definitions shall apply as used in this Section 7:

(a)   “Articles” means the articles of association of the Company, as amended or superseded from time to time;

(b)   “Business” means the business of the Company from time to time, being at the date of this Agreement the pre-clinical and clinical development of oncolytic immunotherapies;

(c)   “Group Company” has the meaning given in the Articles;

(d)   “Key Employee” means any employee, contractor or advisor who is employed or engaged by a Group Company: (i) in the case of an employee as a Director or at management grade; or (ii) in a senior capacity with a basic salary of $75,000 per annum or more (or such higher amount as determined by the Board);

(e)   “Lookback Period” means the period of one year immediately preceding the Termination Date;

(f)    “Restricted Area” means the United States of America, Canada and countries within Europe, in respect of which: (i) any Restricted Company has material business operations as at the Termination Date; or (ii) the Executive had direct or indirect responsibility or received confidential information of or relating to the Company or its Business during the Lookback Period;

(g)   “Restricted Company” means any Group Company with which the Executive shall have been engaged or involved or about or in respect of which she received confidential information (of or relating to such company or its business) at any time during the Lookback Period;

(h)   “Restricted Period” means:

(i)            if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, a period of 12 months commencing on the Termination Date; or

(ii)           if the Executive’s employment hereunder is terminated by the Executive without Good Reason or by the Company for Cause, a period of 24 months commencing on the Termination Date;

8.             [Not used]

9.             Proprietary Rights.

9.1          Work Product.

The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of her employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

9.2.         Work Made for Hire; Assignment.

The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.

Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

9.3                               No License.

The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

10.                               Exit Obligations.

Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company \property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control provided however the Executive may keep one copy for archival purposes.

11.                               Governing Law, Jurisdiction, & Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Massachusetts, county of Suffolk. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.                               Executive’s Covenant

The Executive represents to the Company that she is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing she shall not be in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law.

13.                               Assignment.

The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company of other entity with or into which the Company may hereafter merge or consolidate, or to which the Company may transfer all or substantially all of its assets. In any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

14.                               Entire Agreement.

Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.                               Modification & Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a Director of the Company (other than the Executive) and approved by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.                               Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

17.                               Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.                               Integration.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

19.                               Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.                               Tolling.

Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.                               Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Replimune, Inc.

c/o CT Corporation System

155 Federal Street, Suite 700

Boston, MA 02110

If to the Executive:

Pamela Esposito

9 Bournes Pond Rd

East Falmouth

MA 02536 USA

22.                               Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Replimune, Inc.

By	/s/ Philip Astley-Sparke
Name:	Philip Astley-Sparke
Title:	Chairman

Pamela Esposito

Signature:	/s/ Pamela Esposito